[Letterhead] Morgan Products Ltd.

November 3, 1997        CONFIDENTIAL

Mr. Duane Greenly
960 Woodside Terrace
Freeport, IL 61032

Dear Duane:

This is to formally confirm certain understandings between you and Morgan Products Ltd. regarding relocation related topics, and the impact of the potential sale of the assets of Morgan Manufacturing on those understandings.

Morgan Products Ltd. agrees that, in the event that the sale of the assets of Morgan Manufacturing result in your loss of employment we will:

1. Pay the cost of relocating your household goods back to your permanent residence in Freeport.
2. Pay any lease break charge involved with early departure from your residential lease in Oshkosh.
3. Make up any difference between your cost basis in the residential building lot, which you have purchased in Oshkosh and the eventual selling price should you decide to sell it. The terms and conditions of the sale of the lot are subject to review by Morgan Products Ltd. prior to acceptance of an offer on the lot.
4. Should, in the subsequent job search which would follow a termination from Morgan Products Ltd., or from the new owner (Jeld wen)-as long as that termination should occur within twelve months of the closing date of the asset acquisition- a new employer requiring you to relocate not be willing to provide you with market value protection on the sale of your Freeport home, Morgan Products Ltd. will provide you with the Prudential type buyout opportunity on your Freeport home.

Should we be able to retain you within Morgan Products Ltd. and relocation to another locale becomes necessary, all elements of your original relocation agreement with us including point three above, would continue to be available to you.

Sincerely,

/s/ Larry R. Robinette                    /s/ Darrell Olson
----------------------                    -----------------
Larry Robinette                           Darrell Olson
President and CEO                         Vice President, Human Resources